Exhibit 10.21

Jeffs’ Brands Ltd.

2022 Incentive Option Plan

1.	PURPOSE OF THE PLAN

The purpose of this 2022 Incentive Option Plan (the “Plan”) is to advance the interests of Jeffs’ Brands Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, office holders and service providers and promoting a close identity of interests between those individuals and entities and the Company, and to enable the Company, under appropriate circumstances, to donate share capital for charitable purposes.

2.	DEFINITIONS

As used herein, the following definitions shall apply:

2.1.	“Administrator” means the Board or the Committee, as shall administer the Plan, as set forth herein.

2.2.	“Articles” mean the Company’s Articles of Association, as amended from time to time.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Committee” means the Company’s compensation committee, or in the case there is no such committee, a committee appointed in order to administer the Plan, and until such committee is appointed, the Board.

2.5.	“Companies Law” means the Israeli Companies Law 5759 - 1999.

2.6.	“Employee” means: (I) any person, employed by the Company or employed by any Related Entity; and (II) any Office Holder (as such term is defined in the Companies Law), officer or Director of the Company or a Related Entity.

2.7.	“Exercise Price” means the price that is to be paid in order to exercise an Option.

2.8.	“Group” means the Company and the Related Entities taken together.

2.9.	“IPO” means an initial public offering of the Company's Shares (as such term is defined below).

2.10.	“Option” means an option to purchase a Share according to the provisions of this Plan.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

2.11.	“Option Grant” means a single grant of Options to a certain Participant as determined by the Board or the Committee.

2.12.	“Option Grant Letter Agreement” means the notice letter attached to this Plan as Exhibit A-1 [Section 102] and Exhibit A-2 [Section 3(i)].

2.13.	“Participant” means a person or entity that has been granted Options.

2.14.	“Related Entity” means any parent or subsidiary of the Company. In addition, Related Entity shall include any business, corporation, partnership, limited liability company or other entity in which the Company, or the Company’s parent or a subsidiary holds a substantial ownership and/or interest, directly or indirectly, and is determined by the Board to be a Related Entity.

2.15.	“Service Provider” means a person or entity who is engaged by the Company or any Related Entity to render services (e.g., consulting services, advisory services, development services, marketing and sale services or any other services, including suppliers) to the Company or a Related Entity.

2.16.	“Share” or “Ordinary Share” means the Company’s Ordinary Share of no par value, which was issued following an exercise of an Option.

2.17.	“Total Option Amount” means the amount of Options granted to a Participant in a single Option Grant.

3.	ADMINISTRATION OF THE PLAN

3.1.	Subject to the provisions of the Plan, any applicable law, the Articles and any other binding commitments taken by the Company, the Board or the Committee shall have the power and authority to administer the Plan. Such power and authority shall include, but not be limited to: (i) approval of Option Grants and the determination of the terms and provisions of respective Option Grants, including, the vesting schedules of the Options; the Exercise Price thereof; provisions concerning the time or times when and the extent to which Options may be exercised; the nature and duration of restrictions as to transferability; or any other special conditions relating to an Option Grant; (ii) the acceleration of any Participant’s right to exercise Options, in whole or in part; (iii) the interpretation of the provisions of the Plan; (iv) altering, amending or rescinding any resolution or act previously taken by the Committee; and (v) the determination of any other matter which is necessary or desirable for, or incidental to, the administration of the Plan, as set forth in the Plan.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

3.2.	Notwithstanding the above, the Board shall have the power and authority to take any act the Committee is empowered and authorized to take and to alter amend or rescind any act or resolution taken by the Committee.

3.3.	The Committee shall consist of such number of directors as may be appointed by the Board.

3.4.	The Board shall have the exclusive discretion and power to grant Options. Such power may be delegated by the Board to the Committee subject to the provisions of the Companies Law.

3.5.	All Committee resolutions and decisions, including the interpretation and construction of any provision of the Plan, shall be final and conclusive unless otherwise determined by the Board.

3.6.	No member of the Board or of the Committee shall be held liable for any act or determination made in good faith with respect to the Plan or any Option Grant.

3.7.	Cashless Exercise. Without derogating from the foregoing, the Board of Directors may allow a Participant, with respect to certain or all Options held by such Participant, to exercise the Options through a cashless exercise mechanism as will be set by the Board of Directors. Such cashless exercise mechanism may be approved together with the grant of Options or retroactively with respect to any existing Options that were granted.

4.	SHARES RESERVED FOR THE PLAN

4.1.	Subject to adjustments, as set forth in Section 9 below, a total of 2,418,000 Ordinary Shares shall be reserved and subject to the Plan, unless otherwise increased by the Board (the “Reserved Shares”).

4.2.	Until termination of the Plan the Company shall at all times reserve sufficient number of Ordinary Shares in its authorized share capital to cover for all Reserved Shares that were not issued.

4.3.	Without derogating from Section 4.2 above:

4.3.1.	The Company need not reserve Shares with respect to Options that terminated, expired or were canceled for any reason prior to exercise thereof.

4.3.2.	In the case that there are certain Reserved Shares, which remain unissued and which are not subject to outstanding Options, then the Board may resolve that such Reserved Shares shall cease to be reserved.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

5.	DESIGNATION OF PARTICIPANTS; OPTION GRANTS

5.1.	The Board may grant Option Grants to the following persons and entities:

5.1.1.	Employees.

5.1.2.	Service Providers and their employees.

5.1.3.	Charitable entities or other persons or entities that Option Grants may be donated to in order to promote charitable purposes.

5.2.	Unless determined otherwise by the Board or Committee, a Participant shall not be required to pay any consideration for an Option Grant.

5.3.	Without derogating from any other provision herein, the Option Grant shall be further subject to the Participant's execution of an applicable Option Grant Letter, including without limitations, the applicable voting proxy provided by the Company.

6.	VESTING; EXERCISE PERIOD

6.1.	Unless determined otherwise by the Committee, upon approval of the Option Grant or thereafter, Options underlying an Option Grant shall vest over four (4) years, commencing on the vesting commencement date (the “Vesting Commencement Date”) as determined by the Committee.

6.2.	The vesting schedule of each Option Grant shall be as determined by the Committee. However, unless determined otherwise by the Committee, upon approval of the Option Grant or thereafter, the following shall apply:

(a)	48 months, whereby twenty five percent (25%) of the Total Option Amount shall vest on the first anniversary of the Vesting Commencement Date, and additional twenty five percent of the Total Option Amount shall vest on the second anniversary of the Vesting Commencement Date; thereafter, one six percent and one quarter or a percent (6.25%) of the balance of the Total Option Amount shall vest on the last day of each three months period.

(b)	In the case that as a consequence of the vesting schedule mentioned above a fraction of vested Option is created, then such fraction shall be rounded up or down, as determined by the Company.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

(c)	Notwithstanding anything to the contrary in this Plan, all Options shall terminate and not bestow any rights on their owner after ten (10) years from the date the Options were granted. All Options that have not been exercised by such date shall expire immediately and the Participants shall not have any claim against the Company with respect thereto.

(d)	The period within which Options are exercisable shall be called the “Exercise Period”. Options which have not been exercised during the Exercise Period shall expire immediately, and will be automatically returned to the Options pool and may be re-allocated.

(e)	In order to remove any doubt, the Committee may also apply milestone or performance based vesting schedules.

7.	TERMINATION OF EMPLOYMENT WITH THE GROUP

In the event that the Participant is an Employee at the time of the Option Grant, whose employment with the Group was subsequently terminated, for whatever reason but subject to Section 7.6 (including but not limited to (i) dismissal of a Participant or (ii) a Participant’s resignation, or (iii) death of a Participant or (iv) disability of a Participant), then the following provisions shall apply:

7.1.	The date on which employment was terminated under applicable labor laws, or, in the case an Employee is not an employee under applicable labor laws the date in which such Employee ceases to be an Employee as defined in the Plan, shall be deemed the date in which such Employee’s employment was terminated (“Employment Termination Date”).

7.2.	On the Employment Termination Date all Options that are not vested shall immediately expire.

7.3.	In the event that the Participant's termination of employment is not due to the Participant's death (but does include termination due to Disability), then the Participant will be entitled to exercise all, or part of, the vested Options that have not expired, for a period of ninety (90) days after the Employment Termination Date. After such ninety (90) days period, all unexercised Options will automatically expire.

For purposes of this Section 7.3, “Disability” shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) months.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

7.4.	Notwithstanding the above, in the event of termination of employment due to the Participant's death or Disability, the Participant (if applicable) or Participant's estate, or other person who acquired the right to exercise the Options by way of bequest or inheritance, may, but only within six (6) months after the date of such death, exercise all, or part of, the vested Options that have not expired. After such six (6) months period, all unexercised options shall automatically expire.

7.5.	Notwithstanding Section 7.3 above, all Options granted to a certain Employee (whether vested or unvested) will immediately expire if the termination of the Participant’s employment is due to Participant’s breach of his/her employment agreement (whether written or oral) including without limitation, a breach of non-compete obligations, or breach of his/her fiduciary duties towards the Company or a Related Entity as determined by the Committee, in its sole discretion, or any other termination by the Company for “cause” (if such term is defined otherwise in the employment agreement with the Employee) or in the case that competent court or other authority resolves that such employee is not entitled to discharge compensation.

7.6.	For the purposes of this Plan, the Committee or Board is authorized to determine if and when a Participant terminated his/her employment with the Company, and due to what reason, subject to the provisions of Israeli labor laws with respect to Israeli employees.

7.7.	The Committee or the Board shall be entitled, prospectively and retroactively, to extend the periods in which Options (either vested or unvested) do not expire and remain exercisable after the Employment Termination Date.

7.8.	In no event shall the Company be required to notify a Participant regarding the expiration of the applicable Exercise Period prior thereto.

8.	TERMINATION OF ENGAGEMENT WITH THE GROUP

In the event that a Participant is not an Employee, and the engagement of such Participant with the Group is terminated, or such engagement materially and adversely changes, then, unless otherwise specified in the Option Grant Letter Agreement, or otherwise determined by the Committee, on the date of such termination or change, all Options that have not vested by then shall expire and the vested options shall remain exercisable as specified in sections 7.3, 7.4 or 7.5, as the case may be, which shall apply mutatis mutandis to such Participant.

9.	ADJUSTMENTS

9.1.	Merger, Sale of the Company or Sale of the Company’s Assets.

In the event of a merger of the Company into another corporation, in a way that the Company shall no longer continue to exist as a legal entity subsequent to such merger, the sale of all, or substantially all of the Company’s issued and outstanding shares to a third party or the sale of all, or substantially all of the assets of the Company (each of them, a “Transaction”), then the following provisions shall apply, as will be determined by the Board, at its sole discretion:

9.1.1.	Each outstanding Option shall be assumed by, or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

9.1.2.	In the event that the successor corporation does not agree to assume the Options or to substitute them with equivalent options, the Committee may in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Options as to all, or part of the Shares, including certain Shares as to which it would not otherwise be exercisable.

9.1.3.	In addition to Section 9.1.2 above, and if Section 9.1.1 does not apply, the Committee may notify the Participants that all Options that are exercisable shall remain so for a period of no less than seven (7) days from the date of such notice, and that all Options will terminate upon the expiration of such period. In any case, the Committee may condition the termination of all said Options upon consummation of the Transaction.

9.1.4.	Nothing herein shall derogate from the Committee's ability to determine other acceleration mechanisms in an event of a Transaction, on a case-by-case basis.

9.2.	Bonus Shares.

In the event that the Company issues any of its shares as bonus shares to all its shareholders, on a pro rata basis, then the number of Shares received upon exercise of certain Options shall be increased to the number of Shares the Participant would have held after the issuance of the bonus shares had such Participant exercised such Options immediately before the issuance of the bonus shares.

9.3.	Reorganization; Separation.

If the Company is separated, reorganized, or consolidated with another corporation (other than as part of a Transaction) while Options which were not yet exercised remain outstanding under this Plan, the Company shall use reasonable efforts to maintain the rights of each Participant through such separations, reorganizations or consolidations, or compensate the Participant for such event in lieu of the Options such Participant holds. The Committee, at its sole discretion, shall determine what steps shall be taken according to this section 9.3.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

9.4.	Changes in Capitalization.

If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share split, reverse share split, combination or reclassification of Ordinary Shares, or any other increase or decrease in the number of the Company’s Ordinary Shares effected without receipt of consideration by the Company from the shareholders, then the number, class and kind of Shares subject to this Plan or subject to any Options therefore granted, and the Exercise Prices of the Options, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Exercise Prices of the Options (except in case the Exercise Price is equal to the par value of the shares, in which case the Exercise Price will be increased respectively). However no adjustment shall be made by reason of the distribution of subscription rights on outstanding shares, or conversion of securities into shares of the Company.

9.5.	Other Terms and Conditions.

9.5.1.	The allocation of each Option Grant hereunder is subject to the relevant Participant’s agreement to sign any document he/she is required to sign pursuant to the provisions of this section 9. If a Participant refuses to sign any such documents, the Committee or Board may determine that the Options held by the Participant or by a trustee for such Participant’s benefit shall immediately expire.

9.5.2.	Such adjustments as mentioned in this Section 9 shall be made by the Committee, whose determination in such respect shall be final, binding and conclusive.

9.5.3.	Anything herein to the contrary notwithstanding, if prior to an IPO, there is a bona fide offer to purchase all or substantially all of the issued and outstanding shares of the Company, or upon a reorganization separation or the like, all or substantially all of the shares of the Company are to be exchanged for securities of another company, then each Participant shall be obliged to sell or exchange (in accordance with the value of such Participant’s Options and Shares pursuant to the terms of such transaction) as the case may be, any Shares such Participant purchases hereunder, in accordance with the instructions issued by the Board in connection with such transaction, which will be given according to a policy of the Board concerning all of the Participants under the Plan and the Participant shall have no claim against the Board and its policy.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

9.6.	Dividend Distribution.

In the event that the Company distributes dividend in cash to the Company's shareholder, the Board of Directors may determine to adjust the exercise price respectively. The Board of Directors will determine the mechanism of such adjustment of the exercise price which may allow full or partial adjustment of the exercise price of each outstanding Option.

10.	ASSIGNABILITY AND SALE OF OPTIONS

No Option shall be assignable, transferable, given as collateral, hypothecated pledged or encumbered and no right with respect to the Options shall be given to any third party whatsoever, and during the lifetime of each Participant, each and all of such Participant’s rights to purchase Shares hereunder shall be exercisable only by such Participant.

11.	TERM AND EXERCISE OF OPTIONS

11.1.	Options shall be exercised by a Participant by giving written notice to the Company, in the form substantially attached hereto as Exhibit B or such other form(s) and method as may be determined by the Company from time to time (the “Exercise Notice”).

11.2.	The Exercise Price shall be payable upon the exercise of the Option in cash, by way of wire transfer or by check, or other form satisfactory to the Committee.

11.3.	The Exercise Price will be paid in NIS, or if the Exercise Price is fixed in other currency, in other currency or in accordance with the representative rate of exchange of the other currency, last published by the Bank of Israel at the time of actual payment, or as provided for by the Company.

11.4.	Each Participant will be entitled to exercise, upon signing the Exercise Notice and any additional documents as required by the Company, and paying the Exercise Price, all, or part of the Options that are vested at the Exercise Period.

11.5.	Options shall not be deemed exercised unless: (I) the Company receives a duly signed Exercise Notice including all relevant details; and (II) the Company receives the Exercise Price.

11.6.	The Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up or down, to the nearest whole number. Half of a Share will be rounded up.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

11.7.	Each Option granted under this Plan shall be exercisable during the Exercise Period. Subject to adjustments, as set forth in Section 9 above, the exercise of one Option shall entitle the Participant to hold one Share.

11.8.	Without derogating from any restrictions mentioned hereinabove, the exercise of the Options is being subject to the following terms, restrictions and conditions as may be in effect on the time of the exercise of the Options is requested: (i) any applicable law or regulation; (ii) any order or limitation set by any stock exchange in which the Company’s securities may be traded (e.g., blackout periods, and lock up after an IPO); and (iii) any limitation undertaken by the Company with respect of the shares of the Company, including limitations set forth by Company’s underwriters. Such period of restriction of sale or exercise shall not be counted as part of the applicable Exercise Period.

12.	RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

12.1.	No Participant shall have any of the rights or privileges of a shareholder of the Company with respect to any of the Shares, unless and until, following exercise, the registration of the Participant as holder of such Shares in the Company’s register of members is duly completed.

12.2.	The rights and obligations attached to the Shares will be as set forth in the Articles. The Shares may be subject to rights of first refusal, co-sale rights and other rights specified in the Articles.

12.3.	The Participant waives any of the following rights to the extent such rights are attached to the Shares: (i) pre-emptive rights in relation to issuance of new securities in the Company; (ii) rights of first refusal in relation with any sale of shares of the Company; (iii) co-sale rights in relation with any sale of shares of the Company.

12.4.	Unless provided otherwise by the Committee, until an IPO, all voting rights, and rights to receive information from the Company with respect to the Shares shall be granted to the Board or as determined by the Board, in accordance with Exhibit C attached hereto.

12.5.	Without derogating from any restrictions mentioned hereinabove, by accepting an Option Grant, each Participant agrees that the sale or disposal of Shares is subject to the following terms, restrictions and conditions as may be in effect on the time when such sale or disposal is requested: (i) any applicable law or regulation; (ii) any order or limitation set by any stock exchange in which the Company’s securities may be traded (e.g., blackout periods, and lock up after an IPO); and (iii) any limitation undertaken by the Company with respect of the shares of the Company, including limitations set forth by Company’s underwriters.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

12.6.	Until an IPO the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate (and which do not violate the Participant's rights according to this Agreement).

12.7.	By accepting an Option Grant, each Participant agrees that in the case of an IPO or after registering the Company’s securities for trading, to sign any document and approve any resolution or restriction upon the Shares, or modify the terms of allocation of the Shares, if such Participants signature or approval or such restriction or modification were reasonably required, in the Committee’s discretion, in order to facilitate the Company in meeting all the underwriters and stock exchange demands and all applicable securities and corporate laws and regulations.

12.8.	The Participant shall not sell, pledge, transfer or otherwise dispose of any Shares in transactions which violate, according to the Company’s sole discretion, any applicable laws, rules and regulations, or the Articles.

12.9.	No transfer of Shares shall be effective if the Committee determines that the transferee is a competitor of the Company (either directly or indirectly).

12.10.	Notwithstanding anything to the contrary in this Section 12, as long as Shares are held by a trustee for the benefit of a Participant (if applicable) the Shares shall not be sold, pledged, transferred or otherwise disposed of, by the Participant until an IPO, or until such time or event as determined by the Committee, either individually or with respect to all Participants.

12.11.	The Shares shall be subject to additional restrictions set forth under the Company’s Articles of Association, as amended from time to time.

13.	TERM OF THE PLAN

This Plan shall be effective as of _________, 2022, which is the day it was adopted by the Board and shall terminate when all the Options are exercised into Shares or expired in accordance with the provisions of this Plan or such other date as shall be determined by the Board, which date shall be no later than 10 years from adoption.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

14.	AMENDMENTS; TERMINATION

14.1.	The Board may, at any time and from time to time, amend, alter or terminate the Plan, provided, however, that the rights of the Participants shall not be adversely affected, unless such Participants agreed to such amendment, alteration or termination.

14.2.	The Plan may be terminated at any time by an action of the Board, but any such termination will not terminate any Options granted under this Plan, which are then outstanding, without the consent of the Participant that is holding such Options.

15.	BINDING EFFECT

The provisions of the Plan shall be binding upon the heirs, executors, administrators, and successors of the Participants.

16.	GOVERNMENT REGULATIONS AND OTHER RESTRICTIONS

16.1.	This Plan, the Option Grant Letter Agreements, the grant and exercise of Options hereunder, the obligation of the Company to issue the Shares, and any other act or obligation of the Company or any related individual or entity acting in connection with this Plan are all subject to the Articles, all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Company and any Participant.

16.2.	By accepting an Option Grant, each Participant agrees not to sell, pledge, transfer or otherwise dispose of any of the Shares such Participant may hold except in compliance with: (I) the United States Securities Act of 1933, as amended, and the rules and regulations thereunder if applicable; and (II) the Israeli Securities Law 5728 – 1968; and (III) any other applicable securities law, regulations or other rules set by any stock exchange in which the Company's securities may be traded; and to further agree that certificates evidencing any of such Shares shall bear appropriate legend to reflect such restrictions. The Company does not obligate itself to register any shares under the United States Securities Act of 1933, as amended or any other securities laws.

17.	TAX CONSEQUENCES, INDEMNIFICATION

17.1.	Any tax consequences (pursuant to Israeli or any other applicable law that the relevant Participant is subject to), including tax consequences due to adjustments, made in accordance with Section 9 above, arising from the grant or exercise of any Option, the payment for Shares covered thereby, or any other event or act (of the Company or any Participant) relating to the Plan, shall be borne solely by each Participant.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

17.2.	The Company and/or the Board and/or the Committee and/or a trustee for the Plan shall not be required to release any Share certificates or transfer any Shares to a Participant until all required tax payments have been fully made.

17.3.	The Company may withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. In the case that applicable law requires so, the Company shall deduct taxes at source. Such deduction may be made from any proceeds attributed to the exercise of the Options and sale of Shares, or from any proceeds the Participant is entitled to receive from the Group or other proceeds such Participant owns and are held by the Group, including from Participant’s salary or other proceeds he/she is entitled to receive from the Company or a Related Entity. It is explicitly stated herein that each Participant who is an Employee, by accepting an Option Grant agrees to the deduction from his/her salary of any amounts that in the Company’s determination are required to be deducted under applicable law in connection with the Plan. In any such case, the Company shall be entitled to offset any amounts due to such Participant on account of such taxes.

17.4.	In the case that the Company, or any other person on its behalf is required to pay taxes, that under applicable law should have been paid by the Participant, then such Participant shall immediately either pay such tax, or, if such tax was already paid, reimburse the Company, or such other person for the total amount paid.

17.5.	Neither the Company, nor any Related Entity nor anyone on their behalf, shall give, or be deemed to be giving any Participant, or a potential Participant, advice regarding tax consequences relating to the Plan and issuance of securities thereunder. Each Participant shall rely solely, while considering participation in the Plan, on the advice of such Participant’s consultants.

18.	CONTINUANCE OF EMPLOYMENT OR ENGAGEMENT

Neither the Plan nor any Option Grant shall be construed to impose any obligation on any entity included in the Group to continue any Participant’s employment with it (in the case that the Participant is an Employee) or to maintain any business engagement with such Participant. Nothing in the Plan or in any Option Grant shall confer upon any Participant any right to continue to be employed by the Group or to maintain any other business engagement with it, or restrict the right of any entity included in the Group to terminate such employment or business engagement at any time.

19.	RULES PARTICULAR TO SPECIFIC COUNTRIES

19.1.	Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to particular types of Participants as determined by the Board (for example, Israeli employees, employees that are subject to US taxation) by an addendum to the Plan (the “Appendix”).

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

19.2.	The Company may adopt one or more Appendixes. Each Appendix shall be approved by the Board and as required or advisable under applicable law.

19.3.	The terms of an Appendix shall govern only with respect to the types of Participants specified in such Appendix.

19.4.	In the case that the terms and conditions set forth in an Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern with respect to Participants that are subject to such Appendix, provided, however, that such Appendix shall not be construed to grant the Participants rights not consistent with the terms of the Plan, unless specifically provided in such Appendix.

20.	NON-EXCLUSIVITY OF THE PLAN

20.1.	The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options other than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

20.2.	The grant of Options hereunder shall neither entitle the recipient thereof to participate, nor disqualify him from participating in, any other grant of Options pursuant to this Plan or any other option or stock plan of the Company.

21.	MULTIPLE AGREEMENTS; OTHER CORPORATE ACTIONS

21.1.	The terms of each Option Grant may differ from other Options Grants granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option Grant to a certain Participant during the term of this Plan, either in addition to, or in substitution for, one or more Option Grants previously granted to such Participant.

21.2.	Under no circumstances shall the Plan be construed to grant any right to a Participant, or any other third party, to postpone, delay or affect any corporate action resolved by the Company.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

22.	GOVERNING LAW & JURISDICTION

This Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. Any dispute or claim shall be put to the Board’s resolution. Subject to the above, the competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matter pertaining to this Plan, and any other issue related to it.

23.	NO WAIVER

The failure of the Company or any other party acting on its behalf or assisting it in implementing the Plan to enforce at any time any provisions of the Plan shall not be construed to constitute a waiver of such provision or of any other provision hereof.

24.	NOTICES

24.1.	Any notice, request, demand or other communication required or permitted under the Plan shall be in writing and shall be deemed to have been duly given, made and received only by personal delivery or if sent by certified mail, postage prepaid, return receipt requested, overnight delivery service, facsimile transmission (with confirmation of delivery), or confirmed e-mail to the address of the Company (if sent to the Company), or to the address of the Participant as such was provided by him in the Option Grant Letter Agreement, unless such address is changed by written notice received by the Company.

24.2.	Except as otherwise set forth herein, any notice sent by mail shall be deemed to be given six (6) days after deposit with the relevant post service; any notice sent by overnight delivery service shall be deemed given the first business day after deposited with the delivery service; and any notice sent by facsimile transmission or e-mail, shall be deemed given when transmitted if sent during normal business hours or if not, on the next business day; and any notice given by personal delivery shall be deemed given on the date of delivery.

24.3.	In the case a certain Participant changes his or her contact details, in a way that the contact details provided to the Company by him do not enable the Company to provide notices and other communications to such Participant, then such Participant shall be deemed to have waived his or her right to receive any notices, and the Committee shall have the right, in its sole discretion, to take any appropriate action under the circumstances.

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Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Appendix:

Appendix A: Terms of Grant of Options to Israeli employees

Exhibits:

Exhibit A-1: Option Grant Letter Agreement [Section 102]

Exhibit A-2: Option Grant Letter Agreement [Section 3(i)]

Exhibit B: Form of Exercise Notice

Exhibit C: Proxy

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Appendix A

Terms of grant of Options to Israeli employees

1.	Purpose of the Appendix

1.1.	This Appendix (the “Appendix”) is made as part of the Plan (as defined herein whereas all terms not otherwise defined herein shall have the meaning ascribed to them in the Plan) and pursuant to the provisions of Section 102 of the Income Tax Ordinance (as defined herein).

1.2.	This Appendix governs grants of Options to Israeli Employees, either by a Trustee, or without a Trustee.

1.3.	The grant of Options to a Service Provider which is not an Eligible Participant (as defined below), shall be made in accordance with the provisions of Section 3(i) of the Income Tax Ordinance.

2.	Definitions

As used herein, the following definitions shall apply:

2.1.	“Capital Gain Method” means choosing the alternative of capital gain method under Section 102.

2.2.	“Eligible Participant” means any employee as such term is defined in Section 102. Without derogating from the foregoing Eligible Participant shall include any employee or Office Holder (as such term is defined in the Companies Law) of the Company or any Subsidiary except for such persons that are deemed to be ‘Ba’al Shlita’ under Section 32 to the Income Tax Ordinance.

2.3.	“Deposit Date” means the date in which options were deposited with the Trustee for the benefit of a certain Participant.

2.4.	“Income Tax Authorities” mean the Israeli income tax authorities that are authorized to give approvals in relation with this Appendix and Option Grants to Eligible Participants.

2.5.	“Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended from time to time.

2.6.	“Labor Income Method” means choosing the alternative of labor income method under Section 102.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

2.7.	“Participant” means any Eligible Participant who is granted with Options.

2.8.	“Plan” means the 2022 Incentive Option Plan this Appendix is attached to.

2.9.	“Realization Event” means, with respect to each Option Grant granted to a certain Participant, the earlier to occur of: (I) transfer of Securities from the Trustee to such Participant; or (II) the sale of Shares by the Trustee; or (III) one day before such Participant is no longer an Israeli resident (as provided for in Section 100A to the Income Tax Ordinance).

2.10.	“Release Term” means: (i) in the case of Capital Gains Method, a period ending twenty four (24) months after the Deposit Date; (ii) In the case of Labor Income Method ‘Release Term’ shall mean a period ending twelve (12) months after the Deposit Date.

2.11.	“Section 102“ means Section 102 to the Income Tax Ordinance as amended from time to time, and / or as superseded and any rules regulations or instructions promulgated or enacted under such Section 102.

2.12.	“Section 3(i)” means Section 3(i) to the Income Tax Ordinance as amended from time to time.

2.13.	“Securities” mean Options subject to a certain Option Grant and Shares received subsequent exercise of such Options.

2.14.	“Tax Method” means either Capital Gains Method or Labor Income Method.

2.15.	“Trust” means a trust, maintained under the Trust Agreement entered into between the Company and the Trustee for administration of grant of Options under Section 102.

2.16.	“Trust Agreement” means the agreement between the Company and the Trustee as may be in effect from time to time specifying the duties and authorities of the Trustee.

2.17.	“Trust Assets” mean all Securities and other assets held in Trust for the benefit of the Participants pursuant to this Appendix and the Trust Agreement

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

2.18.	“Trustee” means such entity who was, or shall be appointed by the Board of Directors of the Company and approved by the Income Tax Authorities to hold the Trust Assets.

3.	Precedence of this Appendix

The provisions of the Appendix shall supersede and govern in the case of any inconsistency or conflict arising between the provisions of the Appendix and the provisions of the Plan, provided, however, that this Appendix shall not be construed to grant Participant rights not consistent with the terms of the Plan, unless specifically provided herein.

4.	Selection of Tax Method – Capital Gains Method

The Company chooses the Capital Gain Method (‘Maslul Revach Hon’). This choice may be changed in the future, by a Board resolution, provided, however, that the change in selection is permissible under the provisions of Section 102.

The aforesaid shall not derogate from the Company’s lawful ability to grant Options pursuant to Section 3(i).

5.	Holding of Securities by the Trustee

5.1.	All Securities issued per Section 102 Tax Method shall be issued to the Trustee to be held in the Trust for the benefit of the relevant Participants. All certificates representing Securities issued to the Trustee under this Appendix shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Options or Shares are released from the Trust as herein provided.

5.2.	After the Release Term is over, a Participant shall be entitled to instruct the Trustee to transfer the Shares held for such Participant’s benefit to such Participant, provided, however, that the Trustee confirms that all applicable tax as set in Section 102 was actually paid and the Trustee holds a confirmation to that effect from Income Tax Authorities.

5.3.	In the case that the Company distributes dividends, than the amount of dividends with respect of Shares held in Trust shall be paid to the Participants that are the beneficial holders of such Shares, subject to deduction at source of the applicable tax.

6.	Provisions Governing this Appendix and Plan

Notwithstanding anything to the contrary in the Plan or elsewhere in this Appendix:

6.1.	The Plan shall have one, sole, Trustee.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

6.2.	The Appendix shall be subject to one Tax Method, unless the provisions of Section 102 allow otherwise, and without derogating from the Company’s lawful ability to grant Options pursuant to Section 3(i).

6.3.	Unless the provisions of Section 102 allow otherwise, the Participants shall not be entitled to cause a Realization Event to occur unless the Release Term is fulfilled.

6.4.	All rights or benefits that are received subsequent to the grant or exercise the Options or the Shares underlying such Options (including and not limited to bonus shares) shall be deposited with the Trustee until the end of the Release Term, and all such rights and benefits shall be subject to the Tax Method selected by the Company.

7.	Effectiveness of the Appendix.

This Appendix shall become effective, and Option Grants may be granted hereunder only after receipt the required approvals under Section 102 from the Income Tax Authorities.

8.	Additional limitations

8.1.	The Company shall not issue Options to a Participant unless such Participant confirmed in writing that he/she is aware of the provisions of Section 102 and the applicable Tax Method (if not granted per the provisions of Section 3(i)), and such Participant agreed in writing to the terms of the Trust Agreement, and that he/she shall not cause a Realization Event to occur before the Release Term is over. The form for the above confirmation shall be determined by the Committee, and shall be attached to the Plan as Exhibit A.

8.2.	By accepting an Option Grant, each Participant agrees irrevocably to discharge the Trustee, the Company and any other office holder, employee or agent thereof from any liability with respect of any action or decision duly taken and bona fide executed in relation with the Plan, or relating to any Option Grant or Shares.

8.3.	The Trustee shall use the voting rights vested in any such shares issued upon the exercise of any Options granted under the Plan, in accordance with Exhibit C of the Plan.

9.	Grant of Options not by a Trustee

Notwithstanding the above, the Company shall be entitled to allocate Option Grants not according to the Tax Methods, but by direct grant to Participants, provided, however, that the requirements of Section 102 are met. The aforesaid shall not derogate from the Company’s lawful ability to grant Options pursuant to Section 3(i).

10.	Governing Law

Notwithstanding anything to the contrary in the Plan, this Appendix shall be governed by, construed and enforced in accordance with the laws of the state of Israel, without giving effect to the principles of conflict of laws. Any dispute or claim shall be put to the Board’s resolution. Subject to the above, the competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matter pertaining to this Appendix, and any other issue related to it.

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Exhibit A-1

[Form of Option Grant Letter Agreement [Section 102]]

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Exhibit A-2

[Form of Option Grant Letter Agreement [Section 3(i)]]

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Exhibit B

[Form of Exercise Notice]

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan

Exhibit C

[Form of Irrevocable Proxy]

Jeffs’ Brands Ltd. – 2022 Incentive Option Plan